CONSENT OF THE INDEPENDENT AUDITOR

As the independent auditor tor Corporate Equity Investments, Ine., we hereby consent to the incorporation by reference in this Form 10-K. Statement of our report, relating to the audited financial statements of Corporate Equity Investments, Inc. as of December 31, 2008 and the related statement of operations, stockholders' equity and cash flow for the year ended December 31, 2008. My audit report is dated March 23, 2009.

/s/ Hawkins Accounting
Hawkins Accounting
Los Angeles, California
March 31, 2009